(m)(1)(ii)

March 1, 2012

ING Mutual Funds

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona  85258

Re:                               Waiver of Fee Payable under Amended and Restated Service and Distribution Plan for the Class A Shares

Ladies and Gentlemen:

By this letter dated March 1, 2012, we have agreed to waive the service and distribution fee payable to us under the Amended and Restated Service and Distribution Plan for Class A Shares of ING Emerging Countries Fund (the “Fund”), a series of ING Mutual Funds, in an amount equal to 0.10% of the average daily net assets attributable to Class A Shares of the Fund, for the period from March 1, 2012 through March 1, 2013.  As waived, the effective service and distribution fee rate for this Fund is 0.25%.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Michael J. Roland
Michael J. Roland
Executive Vice President
ING Investments Distributor, LLC

Agreed and Accepted:

ING Mutual Funds

(on behalf of ING Emerging Countries Fund)

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments Distributor, LLC